                                                                   EXHIBIT 10.29
                              SETTLEMENT AGREEMENT

This settlement agreement (this "Settlement Agreement") is made and entered into on January 10, 2004, by and between Liquidmetal Korea Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 884, Uhyun Hansan Industrial Complex, Uhyun-ri, Chungbook-myun, Pyungtaek City, Kyunggi Province, Republic of Korea ("Liquidmetal Korea")and Growell Metal Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 166, Shinhang-ri, Doonpo-myun, Ansan City, Choongnam Province, Republic of Korea ("Growell Metal").

                                    RECITALS

WHEREAS, Liquidmetal Korea and Growell Metal have entered into a product supply agreement dated June 14, 2002 for the supply by Growell Metal of certain Liquidmetal alloy products to Liquidmetal Korea (the "Product Supply Agreement");

WHEREAS, in connection with the relationship established by the Product Supply Agreement, Growell Metal has purchased from Liquidmetal Korea, pursuant to various purchase orders, certain equipment used in the production of the above-referenced Liquidmetal alloy products;

WHEREAS, Liquidmetal Korea and Growell Metal have entered into a diecasting technology transfer and equipment sales agreement dated March 24, 2003 for the transfer and sale by Liquidmetal Korea of certain diecasting technology and equipments to Growell Metal (the "Diecasting Technology Transfer and Equipment Sales Agreement");

WHEREAS, certain disputes arose thereafter between the parties in connection with the Product Supply Agreement (the "Dispute");

WHEREAS, Growell Metal sent notice letters dated November 4, 2003 and December 11, 2003 to Liquidmetal Korea in which Growell Metal sought, among other things, to pursue claims against Liquidmetal Korea arising from the Product Supply Agreement (the "Claim");

WHEREAS, Growell Metal owes Liquidmetal Korea a payment in the amount of KRW2,454,000,000 for the purchase by Growell Metal of die casting machines from Liquidmetal Korea on or around March 2003 pursuant to the Diecasting Technology Transfer and Equipment Sales Agreement (the "Receivable"); and

WHEREAS, the parties now desire to enter into this Settlement Agreement for an amicable resolution of any and all disputes between them, including without limitation the disputes relating to the Product Supply Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows.

ARTICLE 1         DEFINITIONS

In this Agreement, unless the context requires otherwise:

"AFFILIATE" means any person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, a party hereto and, for the avoidance of any doubt, includes Liquidmetal Technologies, Inc. ("Liquidmetal Technologies") and Growell Telecom and Growell Electronics. For purposes of this definition, "control" (including "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the power, directly or indirectly, to direct or cause the direction of the management and policies of any person whether through the ownership of voting securities or to by contract or otherwise, provided that, in any event, any person which owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other person will be deemed to control such corporation or other person; provided, that the term "PERSON" shall include any individual, company, body corporate or unincorporated or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof.

"ENCUMBRANCE" means (i) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind,
(ii) any arrangement whereby any rights are subordinated to any rights of any third party, (iii) any title transfer arrangements, and (d) any contractual right of set-off.

"EQUIPMENTS" mean the equipments owned by Growell Metal which are identified in Attachment 1 hereto.

"INVENTORY" means the inventory owned by Growell Metal which are identified in Attachment 2 hereto.

ARTICLE 2         TRANSFER OF OWNERSHIP TO EQUIPMENTS

Growell Metal shall transfer to Liquidmetal Korea the ownership to the Equipments by delivering the Equipments to a place designated by Liquidmetal Korea within 10 days from the date hereof.

In consideration of the aforesaid ownership transfer, Liquidmetal Korea shall pay to Growell Metal the settlement amount for the Equipments identified in Attachment 1 hereto in the manner specified in Articles 5.2 and 5.3 below.

ARTICLE 3         TRANSFER OF OWNERSHIP TO INVENTORY

Growell Metal shall transfer to Liquidmetal Korea the ownership to the Inventory by delivering the Inventory to a place designated by Liquidmetal Korea within 10 days from the date hereof.

In consideration of the aforesaid ownership transfer, Liquidmetal Korea shall pay to Growell Metal Growell's total book value of the Inventory identified in Attachment 2 hereto in the manner specified in Articles 5.2 and 5.3 below.

ARTICLE 4         RECEIVABLE

Growell Metal shall pay to Liquidmetal Korea the amount of the Receivable mentioned in the above Recitals in the manner specified in Article 5.1 below.

ARTICLE 5         PAYMENTS

5.1 Within 10 days from the date hereof, Growell Metal shall pay in cash (i) the amount of the Receivable to Liquidmetal Korea, and (ii) to Liquidmetal Korea's subsidiary Dongyang, the amount of KRW 184,950,000 currently owed by Growell Metal to Dongyang.

5.2 Within 10 days of the receipt by Liquidmetal Korea of the amount of the Receivable, Liquidmetal Korea shall pay in cash to Growell Metal KRW2,454,000,000 of the settlement amount for the Equipments and Growell's total book value of the Inventory due and payable under Articles 2 and 3. On such same date, Liquidmetal Korea shall also pay in cash to Growell Metal the amount of KRW 202,029,001 currently owed by Liquidmetal Korea to Growell Metal.

5.3 The remaining KRW 3,383,035,098 due and payable under Articles 2 and 3 shall be paid in full by or before December 31, 2004 in the form of either cash or shares of common stock of Liquidmetal Technologies at the discretion of Liquidmetal Korea. For this purpose, the shares of Liquidmetal Technologies common stock shall be deemed to have a value equal to the average closing price of such common stock on the Nasdaq National Market (or other principal market on which the stock is then trading or listed) for the five (5) trading days immediately preceding the date on which payment is being made. For purposes of calculating the number of shares to be issued in any stock payment hereunder, the remaining amount due and payable in Korean Won by Liquidmetal Korea will be converted into U.S. dollars at the exchange rate in effect on the date of payment.

ARTICLE 6         SETOFF OF PAYMENT OBLIGATIONS OF PARTIES

The parties have chosen to setoff the payments to be made under Articles 5.1 and
5.2 against each other (the "Setoff Agreement"). The Setoff Agreement is attached to this Settlement Agreement as Attachment 3.

ARTICLE 7         VALUE-ADDED TAXES

Liquidmetal Korea shall bear allvalue-added taxes ("VAT") imposed by the tax authorities on the transfer of ownership to the Equipments and the Inventory from Growell Metal to Liquidmetal Korea, and Liquidmetal Korea will indemnify Growell Metal from and against any and all damages, fees, or penalties arising from Liquidmetal Korea's failure to timely pay the amount of this VAT.

ARTICLE 8         REPRESENTATIONS AND WARRANTIES

Growell Metal represents and warrants to Liquidmetal Korea that (i) no Encumbrance will exist over all or any part of the Equipments and the Inventory as of their delivery date, and (ii) there has been no adverse change in the physical condition of the Equipments and Inventory since the time that they were inspected by a representative of Liquidmetal Korea on January 2, 2004 until the signing of this Settlement Agreement. Growell Metal will use reasonable and prudent care (based on standards generally used in the industry) in disassembling the Equipments, preparing the Equipments and Inventory for delivery, and in delivering the Equipments and Inventory to Liquidmetal Korea (if Growell Metal performs the delivery).

ARTICLE 9         RELEASE

Each of Liquidmetal Korea and Growell Metal (each, the "RELEASOR") hereby agrees to absolutely, fully and forever release, waive, relinquish and discharge any and all claims which it may have against the other party and the other party's former or present officers, managers, directors, agents, employees, Affiliates, assigns and successors and/or any other interested parties (the "RELEASEE") arising from (i) any and all claims whatsoever that the Releasor may have had, presently has or in the future may have against any Releasee and which arise, have arisen or may hereinafter arise, in whole or in part, out of, on account of or in connection with the Product Supply Agreement, Dispute, Claim, Receivable, and the Diecasting Technology Transfer and Equipment Sales Agreement (except for any claims by Liquidmetal Korea for future royalties thereunder), and (ii) any and all other claims whatsoever, whether known or unknown, that Releasor or its Affiliates may have had or has against the Releasee at any time from the beginning of time up to and including the date hereof, including without limitation (A) any claims by Growell Electronics Inc. against Liquidmetal Korea, and (B) any claims against Liquidmetal Technologies under the Liquidmetal Coatings International Distributor Agreement dated November 16, 2003. With respect to the releases mentioned in this Article 9, the Releasor agrees to take any actions necessary to cause its Affiliates to comply with such release and hereby agrees to indemnify and defend the Releasee from any such released claim brought by an Affiliate of the Releasor.

ARTICLE 10        TERMINATION OF EXISTING AGREEMENTS

All existing agreements between Liquidmetal Korea and/or its Affiliate, on the one hand, and Growell and/or its Affiliate, on the other hand, shall be terminated as of the date hereof with no outstanding or remaining rights and obligations of the parties thereunder; provided, however, that notwithstanding anything to the contrary herein, the Nondisclosure and Confidentiality Agreement between Growell Industry and Liquidmetal Technologies dated February 23, 2002, the Mutual Nondisclosure Agreement between Growell Metal and Liquidmetal Technologies dated September 29, 2003, the Liquidmetal Coatings International Distributor Agreement between the parties dated November 16, 2003, and the Diecasting Technology Transfer and Equipment Sales Agreement shall continue to remain effective after the date hereof (subject to the release set forth in Article 9) (collectively, the "Continuing Agreements"). With respect to the Continuing Agreements, Growell Metal represents and warrants that it is not aware of any current or prior facts or circumstances that would constitute a breach, now or in the future, by Liquidmetal Korea or its Affiliates under any Continuing Agreements. Additionally, the parties acknowledge that Attachments 6, 7, 8, and 9 contain the true, complete, and correct copies of the Continuing Agreements that will remain in effect, respectively, and that there are no other agreements or documents relating to the subject matter of the Continuing Agreements.

ARTICLE 11        EFFECTIVE DATE

This Agreement shall become effective upon signing by the parties.

ARTICLE 12        MISCELLANEOUS

12.1 Guaranty. Pursuant to the Guaranty Agreement attached to this Agreement as Attachment 5, Liquidmetal Technologies irrevocably and unconditionally guarantees to Growell Metal, payment when due, of any and all liabilities under this Settlement Agreement of Liquidmetal Korea to Growell Metal, together with any and all attorney's fees and costs and expenses of collection incurred by Growell Metal in enforcing any of such liabilities. Additionally, Pursuant to the Guaranty Agreement attached as Attachment 6, Growell Industry Inc. irrevocably and unconditionally guarantees to Liquidmetal Korea any and all obligations and liabilities under this Settlement Agreement of Growell Metal, together with any and all attorney's fees and costs and expenses of collection incurred by Liquidmetal Korea or Liquidmetal Technologies in enforcing any of such liabilities.

12.2 Binding Effect on Successors This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.

12.3 Severability If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable laws, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided that in such case the parties oblige themselves to use their best effort to achieve the purpose of the invalid provisions by a new legally valid stipulation.

12.4 Entire Agreement This Agreement supersedes all previous representations, understandings or agreements, oral or written, among the parties with respect to the subject matter hereof, and it contains the entire understanding of the parties. No changes, alterations or modifications hereto shall be effective unless made in writing and signed by the parties.

12.5 Dispute Resolution The Seoul District Court shall have exclusive jurisdiction over actions related to disputes arising between the parties in connection with this Agreement.

12.6 Governing Law The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Republic of Korea.

12.7. English Language. This Agreement is written in the English language, and if either party translates this Agreement into a language other than English, the parties agree that the English version of this Agreement will control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

LIQUIDMETAL KOREA CO., LTD.              GROWELL METAL CO., LTD.

/s/ YM Lee                                     /s/ JS Park
YM Lee                                         Jeong Seo Park
Chief Financial Officer                        Chairman and CEO
January 11, 2004                               January 11, 2004

                                  ATTACHMENT 1

                                   EQUIPMENTS

                                                                                  Quantity        Settlement Amount
   Items                               Manufacturer                                 (EA)                (KRW)
   -----                               ------------                                 ----                -----
     1                                  Ace Vacuum                                   1                    399,769,000
     2                                   Dongyang                                    8                    822,000,000
     3                                Samhan Vacuum                                  1                    536,500,000
     4                                Samhan Vacuum                                  1                    536,500,000
     5                                   PARTECH                                     1                    310,000,000
     6                                 Seoul Vacuum                                  1                    520,000,000
     7                                 Seoul Vacuum                                  1                    340,000,000
     8                          Han Kook Supersonic Waves                            3                    168,000,000
     9                                   PARTECH                                     1                     34,000,000
     10                                  PARTECH                                     1                     47,000,000
     11                                   Richo                                      3                    228,000,000
     12                              Ulpark (Janpan)                                 1                     23,000,000
     13                               Dust Collector                                 4                      9,120,000
                                                                                                        -------------
                                         Total                                                          3,973,889,000

                                  ATTACHMENT 2

                                    INVENTORY

                                                       Quantity                         Growell's Book Value*
                 Items                                   (KG)                           As of Sept. 30, 2003
                 -----                                   ----                           --------------------

               Inventory                               24,761.72                            1,863,146,098

                                  ATTACHMENT 3

                                SETOFF AGREEMENT

This setoff agreement (this "Setoff Agreement") is made and entered into on January 10, 2004 by and between Liquidmetal Korea Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 884, Uhyun Hansan Industrial Complex, Uhyun-ri, Chungbook-myun, Pyungtaek City, Kyunggi Province, Republic of Korea ("Liquidmetal Korea") and Growell Metal Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 166, Shinhang-ri, Doonpo-myun, Ansan City, Choongnam Province, Republic of Korea ("Growell Metal").

                                    RECITALS

WHEREAS, Liquidmetal Korea and Growell Metal have entered into a settlement agreement dated January 3, 2004, for the settlement of certain disputes between the parties (the "Settlement Agreement"); and

WHEREAS, Liquidmetal Korea and Growell Metal desire to setoff the payments to be made by the parties under Articles 5.1 and 5.2 of the Settlement Agreement against each other.

NOW, THEREFORE, the parties agree as follows.

ARTICLE 1         SETOFF

Pursuant to Article 6 of the Settlement Agreement, Liquidmetal Korea and Growell Metal hereby agree to setoff Growell Metal's payment obligation to Liquidmetal Korea specified in Article 5.1 of the Settlement Agreement against Liquidmetal Korea's payment obligation to Growell Metal specified in Article 5.2 of the Settlement Agreement. As a result, the parties' respective payment obligation owed to each other under Articles 5.1 and 5.2 of the Settlement Agreement will be reduced by W2,638,950,000, resulting in (i) a balance of W0 due from Growell Metal to Liquidmetal Korea under Article 5.1, and (ii) a net cash payment due under Article 5.2 from Liquidmetal Korea to Growell Metal in the amount of W17,079,001.

IN WITNESS WHEREOF, the parties have caused this Setoff Agreement to be executed by their duly authorized representatives on the day and year first written above.

LIQUIDMETAL KOREA CO., LTD.              GROWELL METAL CO., LTD.

s/ YM Lee                                      /s/ JS Park
YM Lee                                         Jeong Seo Park
Chief Financial Officer                        Chairman and CEO

                                  ATTACHMENT 4

                               GUARANTY AGREEMENT

      This Guaranty Agreement ("Guaranty") is made and entered into on January 10, 2004, by and between Liquidmetal Technologies Inc., a company incorporated and existing under the laws of the State of Delaware, having its principal office at 25800 Commercentre Dr., Suite 100, Lake Forest, California 92630, U.S.A. ("Guarantor" or "Liquidmetal Technologies") and Growell Metal Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 166, Shinhang-ri, Doonpo-myun, Ansan City, Choongnam Province, Republic of Korea ("Beneficiary" or "Growell Metal").

      WHEREAS, this Guaranty is provided pursuant to the Settlement Agreement made and entered into on January 3, 2004, by and between and between Liquidmetal Korea Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 884, Uhyun Hansan Industrial Complex, Uhyun-ri, Chungbook-myun, Pyungtaek City, Kyunggi Province, Republic of Korea ("Liquidmetal Korea"), Liquidmetal Technologies and Growell Metal (the "Settlement Agreement").

      NOW, THEREFORE, Guarantor covenants and agrees as follows:

      SECTION 1. Guaranty. Guarantor, hereby unconditionally and irrevocably guarantees to Beneficiary, the following obligations (collectively, the "Guaranteed Obligations"):

      (a) the due, punctual and full payment by Liquidmetal Korea of KRW 3,383,035,098 (including, without limitation, amounts payable as damages in case of default) to be paid by Liquidmetal Korea to Beneficiary pursuant to the Settlement Agreement; and

      (b) the due, prompt and faithful performance of, and compliance with, all other obligations, covenants, terms, conditions and undertakings of Liquidmetal Korea in favor of the Beneficiary contained in the Settlement Agreement. Guarantor further agrees to pay any and all reasonable costs and expenses (including reasonable fees and disbursements of counsel) that may be paid or actually incurred by the Beneficiary in collecting any Guaranteed Obligations and/or in preserving or enforcing any rights under this Guaranty or under the Guaranteed Obligations.

      This Guaranty is a guaranty of payment, performance and compliance and not of collectability, is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Liquidmetal Korea or upon any other event, contingency or circumstance whatsoever.

      SECTION 2. Bankruptcy. In the event of Liquidmetal Korea's rejection of the Settlement Agreement in a bankruptcy or insolvency proceeding, Guarantor agrees that it will pay forthwith all payments required to be made by Liquidmetal Korea under the Settlement Agreement as though the rejection had not occurred.

      SECTION 3. Guarantor's Guaranteed Obligations Unconditional. The covenants and agreements of Guarantor set forth in this Guaranty shall be primary obligations of Guarantor, and such obligations shall be continuing, absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Liquidmetal Korea, Guarantor, or such other Person shall have any knowledge or notice thereof) including, without limitation:

            (a) any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Guaranteed Obligations or the Settlement Agreement, or of any interest therein or any furnishing or acceptance of security for, guaranty of or right of offset with respect to, any of the Guaranteed Obligations;

            (b) any failure, omission or delay on the part of either Liquidmetal Korea or the Beneficiary to conform or comply with any term of any instrument or agreement referred to in clause (a) above;

            (c) any changes to any relevant payment dates, payment term or the maturity date;

            (d) any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any instrument, agreement, guaranty, or security referred to in clause (a) above or any obligation or liability of Liquidmetal Korea or the Beneficiary, or any exercise or non-exercise the Beneficiary of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;

            (e) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to either Liquidmetal Korea or the Beneficiary, or any action taken by any trustee or receiver or by any court in any such proceeding, or any of their respective properties or creditors or the imposition of any stay or injunction in connection with any such proceeding;

            (f) any merger or consolidation of either Liquidmetal Korea or Guarantor into or with any other person or entity or any sale, lease or transfer of any of the assets of either Liquidmetal Korea or Guarantor to any other person or entity;

            (g) any change in the ownership of or any corporate change in Liquidmetal Korea or Guarantor; or

            (i) any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against Guarantor.

      The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties. Notwithstanding the foregoing, any defense available to Liquidmetal Korea with respect to its performance under the Guaranteed Obligations shall also constitute a defense of Guarantor hereunder.

      SECTION 4. Other Agreements. Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Liquidmetal Korea is rescinded or must be otherwise restored by the Beneficiary, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

      SECTION 5. Subrogation, etc. Guarantor will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations and other amounts owing by Guarantor hereunder. Any amount paid to Guarantor on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations and other amounts shall be held in trust for the benefit of the Beneficiary and credited and applied against the Guaranteed Obligations.

      SECTION 6. Term of Guaranty. This Guaranty and all guaranties, covenants and agreements of Guarantor contained herein, shall continue in full force and effect and shall not be discharged until such time as all the Guaranteed Obligations shall be indefeasibly paid in full in cash or stock and all the agreements of Liquidmetal Korea and Guarantor hereunder and under the Settlement Agreement shall have been duly performed. If, as a result of any bankruptcy, dissolution, reorganization, insolvency, arrangement or liquidation proceedings (or proceedings similar in purpose or effect) or if for any other reason, any payment received by the Beneficiary in respect of the Guaranteed Obligations is rescinded or must be returned by the Beneficiary, this Guaranty shall continue to be effective as if such payment had not been made and, in any event, as provided in the preceding sentence.

      SECTION 7. Severability of this Guaranty. In case any provisions of this Guaranty or any application thereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions and statements and any other application thereof shall not in any way be affected or impaired thereby. To the extent permitted by law, Guarantor hereby waives any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

      SECTION 8. Miscellaneous. This Guaranty shall be binding upon Guarantor and its successors, transferees and assigns and inure to the benefit of and be enforceable by the respective successors, transferees, and assigns of the Beneficiary, provided, however, that Guarantor may not delegate any of its obligations hereunder. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each executed counterpart constituting an original, but all of which together shall constitute one agreement.

      IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

                                              LIQUIDMETAL TECHNOLOGIES INC.

                                              By:  /s/ John Kang
                                              Name:  John Kang
                                              Title:  Chairman and CEO

                                              GROWELL METAL CO., LTD.

                                              By:  /s/ JS Park
                                              Name:  Jeong Seo Park
                                              Title:  Chairman and CEO

                                  Attachment 5

                               GUARANTY AGREEMENT

      This Guaranty Agreement ("Guaranty") is made and entered into on January 10, 2004, by and between Liquidmetal Korea Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 884, Uhyun Hansan Industrial Complex, Uhyun-ri, Chungbook-myun, Pyungtaek City, Kyunggi Province, Republic of Korea ("Beneficiary" or "Liquidmetal Korea") and Growell Industry Inc., a company incorporated and existing under the laws of Korea, having its principal office at [_______] ("Guarantor" or "Growell").

      WHEREAS, this Guaranty is provided pursuant to the Settlement Agreement made and entered into on January 3, 2004 by and between and between Beneficiary and Growell Metal Co., Ltd. ("Growell Metal"), a company incorporated and existing under the laws of Korea, having its principal office at 166, Shinhang-ri, Doonpo-myun, Ansan City, Choongnam Province, Republic of Korea (the "Settlement Agreement").

      NOW, THEREFORE, Guarantor covenants and agrees as follows:

      SECTION 1. Guaranty. Guarantor, hereby unconditionally and irrevocably guarantees to Beneficiary, the following obligations (collectively, the "Guaranteed Obligations"): the due, prompt and faithful performance of, and compliance with, all other obligations, covenants, terms, conditions and undertakings of Growell Metal in favor of the Beneficiary contained in the Settlement Agreement. Guarantor further agrees to pay any and all reasonable costs and expenses (including reasonable fees and disbursements of counsel) that may be paid or actually incurred by the Beneficiary in preserving or enforcing any rights under this Guaranty or under the Guaranteed Obligations.

      This Guaranty is a guaranty of payment, performance and compliance and not of collectability, is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Liquidmetal Korea or upon any other event, contingency or circumstance whatsoever.

      SECTION 2. Bankruptcy. In the event of Growell Metal's rejection of the Settlement Agreement in a bankruptcy or insolvency proceeding, Guarantor agrees that it will pay forthwith all payments or damages (if any) required to be made by Growell Metal under the Settlement Agreement as though the rejection had not occurred.

      SECTION 3. Guarantor's Guaranteed Obligations Unconditional. The covenants and agreements of Guarantor set forth in this Guaranty shall be primary obligations of Guarantor, and such obligations shall be continuing, absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever. The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties. Notwithstanding the foregoing, any defense available to Growell Metal with respect to its performance under the Guaranteed Obligations shall also constitute a defense of Guarantor hereunder.

      SECTION 4. Other Agreements. Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Growell Metal is rescinded or must be otherwise restored by the Beneficiary, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

      SECTION 5. Subrogation, etc. Guarantor will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Guaranteed Obligations and other amounts owing by Guarantor hereunder. Any amount paid to Guarantor on account of any such subrogation rights prior to the payment in full of all Guaranteed Obligations and other amounts shall be held in trust for the benefit of the Beneficiary and credited and applied against the Guaranteed Obligations.

      SECTION 6. Term of Guaranty. This Guaranty and all guaranties, covenants and agreements of Guarantor contained herein, shall continue in full force and effect and shall not be discharged until such time as all the Guaranteed Obligations shall be indefeasibly paid in full in cash or stock and all the agreements of Growell Metal and Guarantor hereunder and under the Settlement Agreement shall have been duly performed. If, as a result of any bankruptcy, dissolution, reorganization, insolvency, arrangement or liquidation proceedings (or proceedings similar in purpose or effect) or if for any other reason, any payment received by the Beneficiary in respect of the Guaranteed Obligations is rescinded or must be returned by the Beneficiary, this Guaranty shall continue to be effective as if such payment had not been made and, in any event, as provided in the preceding sentence.

      SECTION 7. Severability of this Guaranty. In case any provisions of this Guaranty or any application thereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions and statements and any other application thereof shall not in any way be affected or impaired thereby. To the extent permitted by law, Guarantor hereby waives any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

      SECTION 8. Miscellaneous. This Guaranty shall be binding upon Guarantor and its successors, transferees and assigns and inure to the benefit of and be enforceable by the respective successors, transferees, and assigns of the Beneficiary, provided, however, that Guarantor may not delegate any of its obligations hereunder. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each executed counterpart constituting an original, but all of which together shall constitute one agreement.

      IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

                                              LIQUIDMETAL KOREA CO, LTD.

                                              By:/s/ YM Lee
                                              Name:  Young Mo Lee
                                              Title:  CFO
                                              Jan. 11, 2004

                                              GROWELL INDUSTRY INC.

                                              By: /s/ JS Park
                                              Name:  Jeong Seo Park
                                              Title:  Chairman and CEO

                                  ATTACHMENT 6

                   NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT

      THIS NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT ("Agreement") is entered into this February 23rd 2002 by and between LIQUIDMETAL TECHNOLOGIES/LIQUIDMETAL GOLF ("Disclosing Party") and GROWELL INDUSTRY INC. ("Receiving Party") in order to prevent the unauthorized disclosure of Confidential Information (as defined below) of the Disclosing Party which may be disclosed to the Receiving Party for the purpose of pursuing the establishment of a business relationship or negotiating any contract or agreement between the Disclosing Party and the Receiving Party.

      For purposes of this Agreement, Confidential Information shall include but not be limited to the following:

      Information relating to specific chemistry of glass forming alloy compositions before the alloy becomes commercial, sources of alloy stock, types, purities, chemistries and cost, details of melting and parameters for casting and molding including crucible types, temperature, times, and pressure, use of atmospheres or gases and specification of same relating to forming of amorphous and nanocrystalline alloys and combinations of the same. Confidential Information may also include data, know how, formula, processes, designs, sketches, photographs, plans, drawings, specifications, sample reports, customer lists, pricing information, business plans, studies, findings, inventions and ideas. To the maximum extent practical, Confidential Information shall be disclosed in documentary or tangible form marked "Proprietary" or "Confidential." In the case of disclosures in nondocumentary form made orally or by visual inspection, Disclosing Party may, but shall not be obligated to, confirm in writing the fact and confidential nature of each such disclosure within a reasonable time after it is made.

      In consideration of the Disclosing Parties disclosure of Confidential Information to the Receiving Party, the Receiving Party hereby agrees as follows:

      1. The Receiving Party shall hold and maintain the Confidential Information in strictest confidence and in trust for the sole and exclusive benefit of the Disclosing Party. The Receiving Party shall maintain in strict confidence the existence of this Agreement and the matters contemplated hereby.

      2. The Receiving Party shall not, without the prior written approval of the Disclosing Party, use for its own benefit, publish or otherwise disclose to others, or permit the use by others for their benefit or the detriment of the Disclosing Party, any of the Confidential Information. Except for the purposes stated above, the Receiving Party shall not participate in, or enter into an agreement with any other entity for the purposes of any research, product development, or any commercial activity relating to the composition, processing, or application of any amorphous metals and glass forming alloys without the express written approval of the Disclosing Party.

      3. The Receiving Party shall not file any patents, in the US or abroad, related to processing or application of any amorphous metals and glass forming alloys without the express written approval of the Disclosing Party. The Receiving Party hereby agrees that any patents filed by the Receiving Party related to any amorphous metals and glass forming alloys will be licensed to the Disclosing Party on a paid-up, worldwide, royalty free basis for the life of the patent.

      4. The Receiving Party shall carefully restrict access to the Confidential Information to those of its officers, directors, and employees who clearly need such access in order to participate on behalf of the Receiving Party in the analysis and negotiation of a business relationship or any contractor agreement, or the advisability thereof, with the Disclosing Party. The Receiving Party further warrants and represents that it will advise each of the persons to whom it provides access to any of the Confidential Information under the foregoing sentence that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or the detriment of the Disclosing Party, any of the Confidential Information.

      5. The Receiving Party shall take all necessary action to protect the confidentiality of the Confidential Information.

      6. The Receiving Party understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for such other relief as the Disclosing Party shall deed appropriate. Such right of the Disclosing Party is to be in addition to the remedies otherwise available to the Disclosing Party at law or in equity.

      7. The Receiving Party shall not make copies of the Confidential Information, and will return promptly any and all records, notes and other written, printed or tangible materials pertaining to the Confidential Information immediately on the written request of the Disclosing Party.

      8. If Receiving Party is required by legal process to disclose any Confidential Information supplied to it in the course of its dealings pursuant to this Agreement, it is agreed that the Receiving Party will provide the Disclosing Party with prompt notice of such request so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Parties compliance with the provisions of this Agreement.

      9. Receiving Party agrees that unless and until Receiving Party and Disclosing Party enter into a separate written agreement, no rights whatsoever under any patent, trademark, copyright or application or trade secret therefore which Disclosing Party may now have or hereafter obtain shall be transferred to Receiving Party and Receiving Party shall receive no rights whatsoever in said patent, trademark, copyright, application or trade secret.

      10. This Agreement and the Receiving Party's described obligations shall be binding on the representatives, assigns, and successors of the Receiving Party and shall inure to the benefit of the assigns and successors of the Disclosing Party.

      11. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any action at law or in equity is brought forth to interpret provisions of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys' fees.

                                                DISCLOSING PARTY:

                                                LIQUIDMETAL TECHNOLOGIES,

                                                By: /S/ Sung Taek Hong
                                                VP Business Development

                                                RECEIVING PARTY:

                                                GROWELL INDUSTRY INC.,

                                                By: /s/ JS Park
                                                Jeong Seo Park

                                  ATTACHMENT 7

                         MUTUAL NONDISCLOSURE AGREEMENT

      THIS MUTUAL NONDISCLOSURE AGREEMENT (this "Agreement") is made and entered into as of September, 2003 by and between LIQUIDMETAL TECHNOLOGIES, a California corporation ("Liquidmetal"), and Growell Metal, a ________________ corporation ("Company"). Liquidmetal and Company are hereinafter sometimes referred to individually as a "Party" and together as the "Parties."

      WHEREAS, Liquidmetal is engaged in the development, manufacturing, marketing, and sale of products made from its proprietary Liquidmetal(R) alloys.

      WHEREAS, the Parties are evaluating a potential business relationship or transaction relating to
______________________________________________________________ (the
"Transaction"), and in connection with such evaluation, the Parties may disclose certain of their proprietary or confidential information to the other Party.

      NOW, THEREFORE, in consideration of the foregoing recitals and in consideration of the covenants, terms, and conditions set forth below, Liquidmetal and Company, intending to be legally bound hereby, agree as follows:

1.    DEFINITIONS.

      Unless otherwise specifically provided in this Agreement, the following capitalized terms shall have the meanings set forth below for purposes of this
Agreement:

      (a) "DISCLOSER" shall mean the Party that is disclosing Information under this Agreement, regardless of whether such Information is being provided directly by such Party, by a Representative of the Party, or by any other Person that has an obligation of confidentiality with respect to the Information being disclosed.

      (b) "RECIPIENT" shall mean the Party receiving Information that is protected under this Agreement.

      (c) "REPRESENTATIVES" shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, consultants, and Affiliates of a Party.

      (d) "INFORMATION" shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser and its Affiliates, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, patents, patent applications, intellectual property (whether or not patentable), product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise. For purposes of this Agreement, Liquidmetal's Information shall include any and all information relating to the composition, processing, properties, or application of Liquidmetal(R) alloys. "Information" also includes (i) any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser, and (ii) the fact that the Parties have entered into this Agreement and are engaged in discussions regarding the potential Transaction.

      (e) "PERSON" shall be broadly interpreted to include, without limitation, any individual, corporation, partnership, trust, organization, agency or other entity.

      (f) "AFFILIATE" shall mean, with respect to a specified Person, any other Person who or which controls, is controlled by, or is under common control with, the specified Person. The term "Affiliate" includes, without limitation, all subsidiaries, parent companies, partnerships, and joint ventures of the specified Person.

2.    RESTRICTIONS ON DISCLOSURE AND USE.

      (a) RESTRICTIONS AND COVENANTS. Each Party agrees that, in its capacity as the Recipient of Information, it will (i) hold the Discloser's Information in strict confidence, use a high degree of care in safeguarding the Discloser's Information, and

Liquidmetal Technologies
Mutual Nondisclosure Agreement (v.2)
take all precautions necessary to protect the Discloser's Information including, at a minimum, all precautions the Recipient normally employs with respect to its own confidential information, (ii) not divulge any of the Discloser's Information or any information derived therefrom (including results of tests on material samples) to any other Person (except as set forth in Section 2(b) below), (iii) not make any use whatsoever at any time of the Discloser's Information except for the purpose of internal evaluation of the proposed Transaction or such other purpose as may be permitted by a subsequent written agreement of the parties (such as a research or product development agreement),
(iv) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of the Discloser's Information, (v) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Discloser's Information, (vi) not allow others within the Recipient's control to use the Discloser's Information for the benefit of the Recipient or any other Person (other than the Discloser),
(vii) not use the Discloser's Information against the interests of the Discloser, (viii) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser's Information, (ix) not use the Discloser's Information in any way to pursue patents in any country, and (x) upon the oral or written request of the Discloser, immediately return to the Discloser or destroy (at the option of the Recipient) all such Information, including all originals, copies and extracts, provided that the Recipient's legal counsel may retain one copy of the returned or destroyed items (excluding material samples provided by Liquidmetal) for archival purposes.

      (b) DISCLOSURE TO REPRESENTATIVES. The Recipient may only disseminate the Discloser's Information to its Representatives who have been informed of the Recipient's obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser's Information at least as broad in scope as the Recipient's obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser's Information to the smallest number of the Recipient's Representatives which have a need to know the Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient's Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

      (c) TRADE SECRETS. Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser's Information. If any Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Information will nevertheless still be protected by this Agreement.

      (d) DISCLOSURE PERIOD. The restrictions set forth in this Section 2 shall apply to all Information received by the Recipient during the five (5) year period beginning on the date of this Agreement (the "Disclosure Period"), except that the Disclosure Period may be terminated earlier by either Party upon thirty
(30) days prior written notice to the other Party. Notwithstanding the expiration of the Disclosure Period, the obligations and restrictions of the Recipient under this Section 2 with respect to any and all Information received during the Disclosure Period shall survive the expiration of the Disclosure Period and shall continue to remain in full force and effect at all times thereafter.

      (e) EXCEPTIONS. The restrictions on the Recipient's disclosure and use of the Discloser's Information under this Section 2 will not apply to the extent of any Information:

      (i) that was already known by the Recipient prior to the Disclosure Period as evidenced by the Recipient's written documentation;

      (ii) that becomes publicly known without breach of the Recipient's obligations under this Agreement;

      (iii) that is rightfully acquired by the Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Information;

      (iv) that is independently developed by the Recipient or its Representatives without knowledge or reference to such Information, as evidenced by written documentation or other tangible evidence;

      (v) that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

Liquidmetal Technologies
Mutual Nondisclosure Agreement (v.2)

      (vi) as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

      A specific item of Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Information that falls within the foregoing exceptions. Additionally, the Recipient will have the burden of proof respecting any of the aforementioned events on which the Recipient may rely as relieving it from the restrictions on disclosure or use of Information, and the removal of restrictions will be effective only from and after the date of occurrence of the applicable event referred to above.

3.    ADDITIONAL COVENANTS AND AGREEMENTS.

      (a) NO OBLIGATION TO DISCLOSE; NO WARRANTY. No provision of this Agreement shall be construed as an obligation by either Party to disclose any Information to the other Party or to consummate the proposed Transaction or enter into any further agreements with the other Party. All Information, including material samples, are provided "AS IS", without warranty or guarantee of any kind as to its accuracy, completeness, operability, fitness for a particular purpose, or any other warranty, express or implied. Neither Party shall be liable to the other for any damages, loss, expense, or claim of loss arising from use or reliance on the Information of the other Party.

      (b) NO LICENSE IMPLIED. Each Party acknowledges and agrees that all Information shall remain the property of the Discloser and, except as otherwise specifically set forth in this Agreement, no license or right with respect thereto is granted to the Recipient, whether by implication or otherwise. The Recipient shall have no rights whatsoever under any patent, trademark, copyright, or application therefor, or any other proprietary right of the Discloser, and the Recipient agrees that the Discloser shall remain free to grant such rights to others and to disclose the Information to anyone the Discloser chooses.

      (c) RIGHTS TO LIQUIDMETAL ALLOYS. Unless otherwise specifically agreed to by Liquidmetal in writing, Liquidmetal shall retain all rights relating to Liquidmetal Alloys. Accordingly, except as otherwise specifically agreed to in writing by Liquidmetal, any inventions, improvements, know-how, technology, information, or other intellectual property developed by the Company (or its Affiliates) relating to the composition, processing, properties, uses, or application of Liquidmetal Alloys ("Liquidmetal-Based Technology") will be considered Liquidmetal's Information under this Agreement and shall be solely and exclusively owned by Liquidmetal, and Company hereby assigns such Liquidmetal-Based Technology to Liquidmetal. For purposes hereof, "Liquidmetal Alloy" means any amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) that are disclosed by Liquidmetal or its Affiliates under this Agreement or that are covered by one or more claims under patents or patent applications owned by or licensed to Liquidmetal or its Affiliates.

      (d) MATERIAL SAMPLES. If any of the Information delivered by Liquidmetal or its Representatives to Company consists of samples of amorphous alloys or samples of other materials (referred to as "Materials"), then Company shall not take or send the Materials to any location other than the facilities of the Company without the prior written consent of Liquidmetal. The Company acknowledges that the Materials may be experimental in nature and shall be used with prudence and appropriate caution. The Company will not engage in any testing or processing of the Materials (including, but not limited to, any grinding, melting, milling, or machining of the Materials) without the express prior written consent of Liquidmetal. In no event shall Liquidmetal be liable for any use by the Company or its Representatives for any loss, claim, damage, or liability, of any kind or nature, that may arise from or in connection with the use, handling, or storage of the Materials, and the Company agrees to indemnify and hold harmless Liquidmetal and Liquidmetal's Representatives from any liability, loss, or damage they may suffer as a result of claims, demands, costs, or judgments against them arising out of the use or disposition of the Materials by the Company.

      (e) THIRD-PARTY INFORMATION. The Parties hereby state that they do not desire to acquire from each other, and they hereby agree not to furnish to one another, any trade secret, proprietary know-how, or confidential information acquired from third parties (unless the third party provides prior written consent to such disclosure). Further, each Party represents and warrants to the other that it is free to divulge, without any obligation to or violation of the rights of any third party, any and all information which it will demonstrate, divulge, or in any other manner make known to the other in connection with this Agreement.

      (f) ENFORCEMENT. Each Party acknowledges and agrees that due to the unique nature of the Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Discloser. Therefore, that upon any such breach or any threat thereof, the

Liquidmetal Technologies
Mutual Nondisclosure Agreement (v.2)

Discloser shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

      (g) CHOICE OF LAW AND FORUM. This Agreement shall be governed by the laws of the State of Florida (U.S.A.), without giving effect to the principles of conflict of laws thereof and without regard to where the Agreement is executed or to be performed. The parties hereby submit to the personal jurisdiction of the courts of competent jurisdiction in Hillsborough County, Florida (U.S.A.), and agree that any cause of action brought under or related to this Agreement by either Party may be brought in the courts sitting in Hillsborough County, Florida (U.S.A.).

      (h) NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that hard a copy is also sent by U.S. mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or sent by certified U.S. mail (return receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other parties in accordance with this paragraph).

4.    MISCELLANEOUS.

      Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except that without securing such prior consent, either Party shall have the right to assign the Agreement to any successor by way of merger or consolidation or the acquisition of substantially all of the entire business and assets of such Party relating to the subject matter of this Agreement; provided that such successor shall expressly assume in writing all of the obligations and liabilities of the assigning Party under this Agreement. If a specific provision of this Agreement is determined to be invalid or unenforceable for any reason, the specific provision shall be interpreted to call for the protection of the Discloser's rights to the greatest extent which is valid and enforceable. In the event that a specific provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction and the provision cannot be, or the court otherwise declines to permit the provision to be interpreted to call for protection of the Discloser's rights to an extent which is valid and enforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected, and the Agreement shall thereafter be construed as if the invalid provision had not been included in the Agreement. It is understood by both Parties that this Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified, or waived unless in writing signed by the Parties to this Agreement or in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time or times to require performance of any provision, condition, or covenant hereof shall in no manner affect the right of such Party at a later time to enforce such provision, condition, or covenant or any other provision, condition, or covenant of this Agreement. The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

By signing this Agreement, the Parties testify to having read, understood and agreed to the above terms and conditions, and each acknowledges receipt of a copy of this Agreement.

LIQUIDMETAL TECHNOLOGIES                     COMPANY NAME:  Growell Metal

/s/ YM Lee                                   Signature:  /s/ JS Park
YM Lee
CFO                                          Name:  JS Park

ADDRESS AND FAX NUMBER FOR NOTICES:          ADDRESS AND FAX NUMBER FOR NOTICES:

100 North Tampa Street, Suite 3150           ___________________________________
Tampa, Florida  33602                        ___________________________________
Attention:  General Counsel                  Attention:_________________________
Fax No.:  813.314.0270                       Fax No.:  _________________________

Liquidmetal Technologies
Mutual Nondisclosure Agreement (v.2)

                                  ATTACHMENT 8

                            LIQUIDMETAL TECHNOLOGIES
                       INTERNATIONAL DISTRIBUTOR AGREEMENT

THIS AGREEMENT is entered into November 16, 2003 between LIQUIDMETAL TECHNOLOGIES, a corporation organized under the laws of the State of California, United States of America, with its principal offices at Lake Forest, California, USA (the "Company") and Growell Metal Inc., a corporation, organized under the laws of Korea, with principal offices in 644-2, Seonggok-Dong, Danwon-Ku, Ansan-Shi, Gyeonggi-Do, Korea.

1. PURPOSE OF THE AGREEMENT. The general purpose of this Agreement is to set forth the terms and conditions upon which the Company will sell to the Distributor and the Distributor will purchase from the Company the Products, and to govern the relations between the parties with respect to the promotion and distribution of the Products within the Territory.

2. EXCLUSIVE TERRITORY. The Distributor's territory shall be the countries of KOREA, CHINA, JAPAN, SINGAPORE, MALAYSIA, THAILAND, INDONESIA, INDIA, PHILIPPINES, VIETNAM AND TAIWAN (the "Territory") and shall mean the trade area within which the Distributor shall have the exclusive right to sell Products delivered under this Agreement excluding the oil industry.

3. PRODUCTS. This Agreement shall cover the following products: ARMACOR and LMC branded metal powders and wires, shown in Exhibit A (the "Products") and such other products as the parties may agree upon in writing during the term of this Agreement.

4.    ORDERS FOR PRODUCTS.

      a. All purchases of Products shall be covered by orders submitted from time to time by the Distributor and accepted in writing by the Company. The Distributor will place orders for the Products a sufficient time in advance of its needs so that the Company has time for the orderly manufacture and shipment of such Products.

      b. Prices, discounts and any additional terms and conditions of sale shall be those established by the Company and in effect on the date the Distributor submits a specific order and are F.O.B. place of shipment. If the price of any Products ordered by the Distributor is increased after receipt of the order by the Company and prior to the shipment of such Products, the Company will so notify the Distributor and the Distributor may, by return notice made promptly to the Company, cancel the order insofar as it covers Products to which such price increase is applicable.

      c. Distributor may request a firm quotation from the Company with respect to a particular order. The Company shall accept or reject such request in writing and any acceptance shall be limited to such Products as covered by the order which are actually delivered to the Distributor within the period designated as firm by the Company. If no time is designated, the period during which the order shall be deemed firm is thirty (30) days.

      d. If the Company arranges for transportation, freight or insurance on Distributor's behalf, then the Company may add an amount to cover such charges and together with any additional handling costs incurred by the Company.

      e. The Company reserves the right to make changes in specifications, construction or design of its Products at any time in such manner as it may consider necessary or advisable, and any Products so changed will be accepted by the Distributor as standard construction in fulfillment of existing orders. The Company shall not be obliged to furnish the Distributor with such changes on goods previously delivered.

5. TERMS OF PAYMENT. Unless otherwise agreed in writing, Distributor agrees to pay for all Products purchased hereunder in U.S. dollars by wire transfer. If at the time of any specific order the Company is able to offer different terms of payment, the Company will offer alternative terms to Distributor.

6.    DELIVERY, TRANSFER OF TITLE, AND RISK OF LOSS.


                       International Distributor Agreement

      a. Unless otherwise agreed in writing, all Products purchased hereunder will be delivered to Distributor via transportation mode and carrier specified by Distributor. Any transportation, freight or insurance arranged by the Company for Distributor's account shall be in accordance with the Company's judgment and discretion, absent written instructions from the Distributor. Storage, insurance, demurrage and any other charges, as well as all visas, consular and notary fees, and any bank charges, export fees and export duties, if any, are to be paid by the Distributor.

      b. Distributor agrees to promptly examine all Products upon receipt, and will notify the Company in writing within thirty (30) days of all shortages, nonconforming items, or damage. Within a reasonable time, the Company will investigate the claim and inform the Distributor of its findings. Upon acceptance of the claim, the Company will replace to the Distributor any nonconforming Products or Products which are short or credit an appropriate amount to the Distributor's account. The foregoing states the entire liability of the Company for or resulting from any such shortages, nonconforming items, or damage, provided that the Company shall have no responsibility for such matters unless a claim is made by the Distributor within thirty (30) days of the date the Products are received by Distributor.

      c. The Company agrees that it will at all times use reasonable efforts to make shipments on or before the dates requested in orders accepted from the Distributor. However, the Company shall not be responsible for failure to deliver Products on time or to fill orders when such delay or failure to deliver shall be the result of causes beyond the reasonable control of the Company, including, but not by way of limitation, fire or other elements, war, riot, strikes or labor disturbances, shortages of materials, and order, decree, law or regulation of any court, government or governmental agency, or by the demand for any Products exceeding the Company's available supply. If the demand from all sources for any of the Products covered by this Agreement shall at any time exceed the Company's available supply of such Products, the quantity of such Products to be allotted to the Distributor, in order to provide for the equitable distribution of the supply, shall be determined by the Company in its sole judgment and without liability.

7. WARRANTY. The extent of the Company's warranty for Products sold hereunder and manufactured by or for the Company shall be solely as set forth in the Company's standard product warranty provided with each Product. Copies will be made available to Distributor on request or as part of the invoices or other shipping documents. Distributor is not authorized to make any additional representations or warranties in connection with the sale or use of the Products.

8. OPERATING REQUIREMENTS. The Distributor understands that each of the following operating requirements is deemed by the Company to be an essential obligation of the Distributor under this Agreement and accordingly the Distributor agrees:

      a.    to purchase Products exclusively from the Company;

      b. use its best efforts to market, promote, and maximize sales of the Products in the Territory;

      c. be responsible for advising Company of the necessary compliance with all laws, regulations and statutory requirements existing in the Territory in relation to the Products and the import, packaging and labeling of the Products:

      d. leave in position and not cover or erase any notices, trade marks or other marks that Company may affix on any Products or the packaging of such Products;

      e. maintain adequate stocks of the Products and keep Products stored by it in appropriate conditions which will prevent their deterioration;

      f. be responsible, at its own expense, for translating all literature and information on the Products into the languages of the Territory;

      g. not do anything that may prevent the sale or interfere with the development of sales of the Products in the Territory;

      h. by November 1 of each year, provide Company with a business plan and sales forecast for the Products for the next calendar year;

      i. within 30 days after the end of each calendar quarter, provide Company with quarterly reports of Product sales in the Territory and, within 30 days after any request, provide Company such other information regarding the Agreement and prospects in the Territory as Company may reasonably require:


                       International Distributor Agreement

      j. be entitled, subject to the prior written consent of Company and the terms of this Agreement, to supply products under its own label and to order products in unbranded packaging for this purpose; and

      k. not give any guarantee or warranty on behalf of Company with respect to the Product (other than as expressly provided by Company).

      l. not to seek business outside the Territory, in particular not to promote the sale of Products, not to keep inventory of Products and not to sell to any entity or establish any Affiliate to sell Products outside the Territory through said entity or Affiliate;

      m. to provide and maintain physical facilities commensurate with the sales potential in the Territory;

      n. to assign to the Company any rights (hereinafter "Rights") which may accrue to the Distributor in respect of the use of the Trademarks in the Territory; and

      o. not to register or seek to register any of the Trademarks or Rights in the Territory or elsewhere, nor shall Distributor object to any activities of the Company in securing or maintaining Trademarks and/or Rights in the Territory or elsewhere.

9. CONFIDENTIALITY. Distributor agrees to maintain in confidence all of the Company's proprietary information and trade secrets including, without limitation, business information, manufacturing processes, sources of supply, formulae or any other trade secret or confidential information made known to or learned by Distributor. Distributor agrees that it will not use or disclose such confidential information, during or after the termination of this Agreement, except as expressly permitted hereby in the performance of this Agreement. This obligation of confidentiality and non-use shall survive the termination of this Agreement.

10.   USE OF TRADEMARKS AND RIGHTS BY DISTRIBUTOR.

      a. Distributor is an importer and distributor of the Products and, as such, is authorized only to use the Trademarks (including, but not limited to those listed in Exhibit B), in connection with advertising and promoting the sale of Products in the Territory in print and media advertising.

      b. Distributor's use of the Trademarks shall be in a form and manner acceptable to the Company and accompanied by any notices or legends requested by the Company. Prior to Distributor's use, Distributor shall furnish samples of all advertising and promotional materials to the Company.

      c. Usage of the Trademarks by Distributor shall be subject to any other quality control requirements and other terms and conditions specified by the Company from time to time.

      d. Distributor shall not use, or permit the use of any of the Trademarks in any manner which might impair the goodwill of such Trademarks, or which the Company finds objectionable.

      e. Distributor agrees to immediately cease all use of any advertising or promotional material which Company deems, in its sole discretion, at any time, unacceptable or objectionable.

      f. Distributor shall immediately cease all usage of the Trademarks and related advertising and promotional material including, but not limited to, any signs or billboards bearing the Trademarks, following expiration or termination of this Agreement for any reason.

      g. Distributor hereby recognizes the Company's paramount rights in and to all Patents, Trademarks and Rights of the Company used in connection with the Products and shall not challenge such rights during the term of this Agreement or after the termination of this Agreement.

      h. Distributor shall not use any Trademark or trade name used by the Company as a part of the Distributor's firm, trading, or corporate name without the prior written consent of the Company.

11.   INDEMNIFICATION.

      a. Distributor shall give the Company immediate notice in writing of the commencement of any suit instituted against the Distributor alleging an infringement of any letters patent, or any trademark or trade name used by the Company in connection with the Product and shall permit the Company through its counsel to defend the same. The Company shall have control of the defense of any such suit, including appeals from any judgment thereon and the full authority to negotiate and conclude a binding settlement thereof. The Distributor shall give the Company all available information, assistance and authority to enable it to assume such defense. Subject to compliance with the above, the Company shall, at its own expense, defend any such suit and indemnify the Distributor against any award entered against the Distributor by a final order of a court of last resort if it is determined that any specified Product sold by the Company hereunder constitutes an


                       International Distributor Agreement
            infringement of third party rights. In the event that the sale of Product purchased by Distributor is enjoined, the Company shall, at its option and expense, either (a) procure for the Distributor the right to sell Product in inventory, (b) replace or modify such Product so that it no longer infringes, or (c) grant the Distributor a credit for such Product upon its return to the Company, less reasonable depreciation for use, damage, and obsolescence. The Company shall not have any liability whatsoever to the Distributor if any such infringement arises out of (a) compliance with the design, plans, or specifications furnished to the Company by or on behalf of Distributor, (b) the use of Product in combination with an apparatus or device not manufactured or supplied by the Company, (c) the use of such Product in a manner for which it was not intended, or (d) any patent, trademark or trade name which the Distributor or any of its Affiliates has an interest, directly or indirectly, by license or otherwise. The foregoing states the entire liability of the Company to the Distributor for or resulting from any such infringement.

      b. The Distributor agrees to indemnify and hold the Company harmless from and against any claims arising out of the Distributor's unauthorized use of the Trademarks or Rights. The Company shall have control, at Distributor's expense, of the defense of any such suit, including appeals from any judgment thereon and the full authority to negotiate and conclude a binding settlement thereof.

      c. The Distributor agrees to defend, indemnify and hold Company harmless from any obligations or liabilities arising from any unauthorized warranties or representations made by Distributor.

12. TERM. This Agreement shall commence on the date of execution of this Agreement noted above ("Effective Date") and shall continue in full force and effect for a period of five (5) years (the "Initial Term"), unless sooner terminated as provided herein. Upon the expiration of the Initial Term, this Agreement will automatically renew on a year-to-year basis unless either party provides written notice of non-renewal to the other party at least six (6) months prior to the end of the Initial Term or the then-occurring renewal term.

13.   TERMINATION.

      a. This Agreement may be terminated at any time during the Initial Term or any Renewal Term by written notification of either parties giving two(2) months notice.

      b. This Agreement may be terminated at any time during the Initial Term or any Renewal Term by the Company, immediately upon written notice to the Distributor in the event of the occurrence of any one or more of the following events, which shall constitute a default:

            i) Distributor sells Products outside the Territory, or to any Affiliate or other entity to sell outside the Territory, or imports Products or other products of the Company from a source other than the Company;

            ii) The Company becomes aware that a claim or legal action has been asserted by a third party, or that any law, rule, regulation or other government action makes it illegal, impractical or undesirable, determined by the Company in it's sole discretion, to continue use of the Trademarks in the Territory;

            iii) The Distributor defaults in the payment of any of its obligations owing to the Company;

            iv) The Distributor defaults in any other obligation set forth in this Agreement, including those set forth in Sections 5, 6, 9, 10, 11, 12, 13, or 19;

            v) The admitted insolvency of Distributor or the institution of voluntary or involuntary proceedings of bankruptcy or other insolvency laws, or for an arrangement with creditors or for the corporate reorganization or receivership or dissolution of the Distributor;

            vi) If the Distributor is a corporation or limited liability company, any change in the principal officers, directors, management or ownership which, in the opinion of the Company, will effect a substantial change in the operation, management or control of the Distributor; or

            vii) The falsification of any record or reports or any material misrepresentation by the Distributor.

      c. If any jurisdiction where this Agreement is to be performed requires a license of the Distributor or the Company, either the Distributor or the Company may terminate this Agreement immediately upon written notice in the event:


                       International Distributor Agreement

            i) If the other party fails to comply with all national and local laws and regulations applicable to the sale of Products in the Territory;

            ii) If the Company has advised Distributor that it cannot conform to legal requirements in the Territory or if the costs of conforming do not make economic business sense to either party;

            iii) The Distributor or the Company fails to secure or maintain or renew such license; or

            iv) Such license of the Distributor or the Company is suspended or revoked for any reason.

      d.    This Agreement shall automatically terminate:

            i) Upon the death or incapacity of Distributor or any partner in Distributor's firm if Distributor is an individual or a partnership; or


            ii) Upon any change in the membership of Distributor's firm if Distributor is a partnership; or

            iii) Upon the Distributor becoming defunct or otherwise losing its legal existence as constituted at the time of this Agreement if Distributor is a corporation or similar limited liability company; or

            iv) Upon any change in the legal structure of the Distributor (individual, partnership, corporation, or the like); or v) Upon the assignment or attempted assignment of this Agreement or any interest therein or any right thereunder contrary to
                  Section 19.

            vi) Upon any legal action brought by Growell Metal Inc. against Liquidmetal Technologies or its affiliates except for claims related to coatings.

      e. Termination of this Agreement shall be without liability to either party except for any liability occasioned by the breach of this Agreement or with respect to any obligation incurred prior to the date of such termination or any obligations which, by their terms, continue beyond termination. Termination of this Agreement shall, unless otherwise agreed in writing between the parties, cancel all unfilled orders placed by Distributor without liability on the part of either party.

      f. Within thirty (30) days prior to the date of the expiration or within thirty (30) days following notice of termination of this Agreement, notwithstanding the absence of a continuing relationship between Distributor and the Company, the Company will have the right to submit an offer to Distributor to purchase some or all remaining inventories of Products under the control of Distributor. If Distributor refuses to accept such offer of the Company, Distributor may sell off its inventories of Products to third parties only at a price which exceed any offer made by the Company, and Distributor will be bound by all applicable provisions of this Agreement.

      Upon the expiration or termination of this Agreement, Distributor shall, at the request of the Company, renounce or transfer to the Company, or to a person or entity identified by the Company, all product registrations and other permits and registrations relating to the Products, Patents, Trademarks, Rights or this Agreement.

14. NOTICES. Any notices or other communications required or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt of telex or facsimile transmission, or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

      IF TO THE COMPANY:

            LIQUIDMETAL TECHNOLOGIES
            25800 Commercentre Dr.
            Suite #100
            Lake Forest, CA 92630
            USA
            ATTN: John Kang

      IF TO THE DISTRIBUTOR:

            Growell Metal
            644-2, Seonggok-Dong, Danwon-Ku
            Ansan-Shi, Gyeonggi-Do
            Korea
            ATTN: Jay S. Park


                       International Distributor Agreement
      or such other address, fax or telex numbers as the person to whom the notice is to be given shall notify the other in the manner provided above.

15. NO AGENCY. It is acknowledged by the parties that Distributor is not an agent of the Company and in all matters hereunder is acting in the capacity of independent contractor. Distributor is not authorized to incur any obligations or make any promises or representations on behalf of the Company.

16. SUCCESSORS AND ASSIGNS. The Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by Distributor without the prior written consent of the Company.

17. SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and enforceable under applicable law, but if for any reason any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in the governing jurisdiction. If such reformation is not possible, this Agreement shall be construed as if such invalid, illegal or unenforceable provision have never been contained herein.

18. ENTIRE AGREEMENT, WAIVER, AND AMENDMENTS. This instrument contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or intents. Each party expressly disclaims any representations, promises or warranties, by whomever made, except as continued herein. No amendment or modification of this Agreement shall be binding on either party unless in writing and signed by an authorized officer of such party. The provisions of this Agreement shall prevail in the event of any conflict between this Agreement and the terms and conditions of sale printed on any order, invoice, acknowledgment or similar sales document. No waiver by either party of any default in the performance of this Agreement by the other shall be deemed to be a waiver of any prior or subsequent default of performance hereunder and any such waiver must be in writing, signed by an authorized representative of the party sought to be bound thereby.

19. INTERPRETATION. Section headings are inserted for convenience and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise specified, any reference to sections or parties is a reference to sections or parties to this Agreement and any reference to the singular includes a reference to the plural and vice versa. This Agreement shall be interpreted in English only.

20. APPLICABLE LAW. The provisions hereof shall be construed and given effect according to the laws of the State of California, but without giving effect to any conflict of laws rules.

21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by Arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association and judgement upon the Award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. There shall be one Arbitrator and the place of arbitration shall be Orange County, California.

EXECUTED AND DATED as provided below.

                                           TITLE:   CHAIRMAN & CEO
ACCEPTED: GROWELL METAL INC.
                                           ACCEPTED:LIQUIDMETAL
BY: _____________________  DATE: ________  TECHNOLOGIES

NAME: ________________________             BY: __________________  DATE: _______


                       International Distributor Agreement

NAME:    ____________________________      TITLE:   ____________________________


                       International Distributor Agreement

                                    EXHIBIT A

                                COMPANY PRODUCTS

LMC "Mp"(Former ARMACOR "M") Powder

LMC "C" Plus(Former ARMACOR "C" Plus)  Powder

LMC "Mw"(Former ARMACOR "M" )Wire

LMC "16W" (Former ARMACOR "16") Wire

LMC "Cw"(Former ARMACOR "C") Wire

DUOCOR Wire

LMC "68WC" Wire


                       International Distributor Agreement

                                    EXHIBIT B

                               COMPANY TRADEMARKS

"ARMACOR"

"LIQUIDMETAL TECHNOLOGIES"

"LMT"

"LMC"

"LIQUIDMETAL COATING"

"LIQUIDMETAL"

[LOGO]


                       International Distributor Agreement

                                    EXHIBIT C

                                 REVENUE TARGETS

The minimum annual sales commitment will be $300,000 (Three Hundred Thousand US Dollars).


                       International Distributor Agreement

                                  ATTACHMENT 9

           DIECASTING TECHNOLOGY TRANSFER & EQUIPMENT SALES AGREEMENT

Liquidmetal Technologies (Korea) (hereinafter "Liquidmetal") and Growell Metal (hereinafter "Growell"), hereby agree to the purchase and sale of Liquidmetal diecasting machines under the following terms and conditions:

SECTION 1.  PURPOSE

      In order to expand Liquidmetal's amorphous alloy business, Liquidmetal will transfer diecasting machinery to Growell. The purpose of this Agreement is to determine the necessary terms for the purchase of diecasting machines and future business development.

SECTION 2.  SALES OF DIECASTING MACHINES

      If Growell requests the purchase of diecasting machinery, Liquidmetal must sell those machines to Growell in mutually agreed quantities. Specific quantities, prices, delivery methods and installation procedures will be specified in a separate agreement under mutually agreeable and reasonable terms. The machines may only be used to die cast Liquidmetal parts under Section 3 below.

SECTION 3.  DIECASTING BUSINESS PERMIT FOR GROWELL

      3.1. For the term of this Agreement, Liquidmetal grants Growell the right to use the purchased machines to die cast auto parts from Liquidmetal alloys for sale to Growell customers who are located in the Republic of Korea, provided that such die casting may only be performed in Korea. Upon written consent from Liquidmetal, Growell can expand the scope of this right to include different application areas under a separate agreement with Liquidmetal in the future.

      3.2. If Liquidmetal internally engages in the die casting of auto parts from Liquidmetal alloys, Liquidmetal will not sell any such auto part to any customer of Growell if, prior to the proposed sale by Liquidmetal, Growell was already supplying the same part to the customer..

      3.3. Growell will pay to Liquidmetal a royalty equal to 17.5% of Growell's monthly "gross profit" from the sale of cast parts that contain Liquidmetal alloys. "Gross profit" means sales minus cost of goods sold. This royalty will be due and payable to Liquidmetal within thirty (30) days after the end of the month in which royalty was earned. This royalty will be in consideration of the rights granted under Section 3.1 and Section 4.1 below.

SECTION 4.  RIGHT TO MANUFACTURING OF LIQUIDMETAL ALLOYS

      4.1 Growell may itself produce the pre-diecast Liquidmetal ingots that are necessary for the exercise of Growell's rights under Section 3 above..

      4.2 Growell has a right to supply Liquidmetal pre-diecasting alloys (i.e. ingots) only to Liquidmetal or some entity designated by Liquidmetal.

      4.3

SECTION 5.  TERM OF AGREEMENT

      This Agreement shall be in effect for five (5) years from the date of execution. If the Agreement is not cancelled (by written notice) at least one month prior to the last day of the term of this Agreement, then the Agreement will automatically be renewed for a one year period. This Agreement will continue being automatically renewed for subsequent one year periods until it is terminated by written notice one month period prior to the last day of the one year extension.

SECTION 6.  LIABILITY

      6.1 If there is any material breach by either party, then the breached party shall have a claim for damages from the breaching party.

      6.2 Compensation need not be provided for damages caused by force majeure and other acts of god.

SECTION 7.  TERMINATION OF AGREEMENT

      7.1 Either Liquidmetal or Growell may terminate this Agreement if either of the cases (i) or (ii) occurs. Termination will require written notice to the other party and the Agreement shall be considered terminated after 30 days of receipt of this notice.

            (i) One of the two parties does not fulfill its duties under this Agreement so that the true objectives of this Agreement can not be fulfilled.

            (ii) One of the two parties files for bankruptcy or the court determines that one of the companies is unviable and needs to be dissolved.

SECTION 8.  EFFECTIVE DATE OF AGREEMENT

      This Agreement is effective at the time this Agreement is executed.

SECTION 9.  TRANSFER OF RIGHTS AND DUTIES

      All rights and duties stipulated in this Agreement cannot be transferred to third parties without the approval of both Liquidmetal and Growell.

SECTION 10.  PREVIOUS AGREEMENTS

      If there is a conflict between this Agreement and the prior June 14, 2002 agreement, this Agreement shall have priority.

SECTION 11.  GENERAL TERMS

      11.1 Amendments to this Agreement can be effective only upon approval and signature by Liquidmetal and Growell.

      11.2 If there is any conflict or dispute regarding what is not covered in this Agreement or in the interpretation of this Agreement, Liquidmetal and Growell shall discuss these issues in a reasonable manner to resolve the dispute.

      11.3 If there is need for dispute resolution, the parties shall go to the Seoul District Court for dispute resolution or see a third party arbitrator.

      11.4 Growell acknowledges that the die casting machines purchased by Growell are proprietary to Liquidmetal and are subject to the nondisclosure agreement between Growell and Liquidmetal. Therefore, neither the machines nor any information about the machines shall be disclosed to any third party at any time. Unless otherwise specifically agreed to by Liquidmetal in writing, Liquidmetal shall retain all rights relating to its Liquidmetal alloys. In addition, except as otherwise specifically agreed to in writing by Liquidmetal, any inventions, improvements, know-how, technology, information, or other intellectual property developed by Growell relating to the composition, processing, properties, uses, or application of Amorphous Alloys ("Amorphous Alloy Technology") will be solely and exclusively owned by Liquidmetal, and Growell hereby assigns such Amorphous Alloy Technology to Liquidmetal. For purposes hereof, "Amorphous Alloy" means any amorphous metallic materials or composites containing amorphous metallic materials, including but is not limited to Liquidmetal(R)alloys and any amorphous metals (including bulk metallic glasses) or composites containing the same.

      11.5 Growell will not issue any press releases or public statement about this Agreement unless the press release or statement is first approved by Liquidmetal in writing.

The parties, Liquidmetal and Growell, have signed 2 copies of this Agreement and have each retained 1 copy for their records.

March 24, 2003

/s/ Sung Taek Hong                                  /s/ JS Park
CEO: Hong, Sung Taek                                CEO: Park, Jeong Seo
Company Name: Liquidmetal Korea                     Company Name: Growell Metal
Address: 11th Floor, Posco Building West            Address:  #319-8 Kasan-Dong, Kumchon-Gu
         892 Daechi 4-dong, Kangnam-ku                        Seoul, Korea
         Seoul, Korea

                           LIQUIDMETAL KOREA CO., LTD.
                      884, Uhyun Hansan Industrial Complex
                            Uhyun-ri, Chungbook-myun
               Pyungtaek City, Kyunggi Province, Republic of Korea

                                January 10, 2004

Mr. Jeong Seo Park, Chairman
Growell Metal Co., Ltd.
166, Shinhang-ri, Doonpo-myun
Ansan City, Choongnam Province
Republic of Korea

                Re: Growell's desire to sell diecasting machines

Dear Mr. Park:

      The purpose of this letter is to affirm the willingness of Liquidmetal Korea Co., Ltd. ("Liquidmetal Korea") and Liquidmetal Technologies, Inc. (together with Liquidmetal Korea, "Liquidmetal") to assist in the sale of some or all of the diecasting machines currently owned by Growell Metal Co., Ltd. ("Growell Metal").

      Currently, Section 9 of the Diecasting Technology Transfer and Equipment Sales Agreement, dated March 24, 2003, between Growell Metal and Liquidmetal Korea (the "Diecasting Agreement") provides that Growell Metal's rights and duties under said agreement cannot be transferred to third parties without the approval of both of Liquidmetal Korea and Growell Metal. This letter agreement will confirm that, notwithstanding the language of Section 9, Liquidmetal agrees that in the event Growell Metal hereafter desires to transfer and assign to a specific third party (a "Prospective Customer") all or any portion of its rights under the Diecasting Agreement (including any die casting equipment purchased thereunder), then Liquidmetal agrees that it will consent to such assignment so long as such assignment to the Prospective Customer is not materially adverse to Liquidmetal's ongoing business and technology goals (and Liquidmetal must use its reasonable and good faith discretion in making this determination), and Liquidmetal will cooperate in good faith with Growell Metal to enable Growell Metal to accomplish such transfer and assignment to the Prospective Customer.

      In addition, as an accommodation to Growell Metal, if Liquidmetal becomes aware of any Prospective Customer that desires to purchase a proprietary Liquidmetal casting machine at a time when Growell Metal desires to sell any of its Liquidmetal casting machines, then Liquidmetal will not sell such casting machine to the Prospective Customer unless Liquidmetal first directs the Prospective Customer to Growell Metal and encourages the Prospective Customer to purchase the machine from Growell Metal for a purchase price of at least $500,000 per machine (provided that the casting machine meets the Prospective Customer's specifications). Also, upon the request of Growell Metal, Liquidmetal Korea will confirm to Prospective Customers that Liquidmetal has sold to other third parties Liquidmetal casting machines of the type currently owned by Growell Metal at a price that is approximately equal to $500,000 per machine.

      To confirm your desire to have Liquidmetal assist in the foregoing, please sign this letter below and return an originally signed copy to me at your earliest convenience. We are excited to be able to be of assistance.

                                   Sincerely,

                                   /s/ John Kang

Acknowledged and agreed to this
11th day of January, 2004.

GROWELL METAL CO., LTD.

By: /s/ JS Park
        Mr. Jeong Seo Park, Chairman